Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2016 RESULTS AND ANNOUNCES PURCHASE AGREEMENT WITH BOND AUTO PARTS

•	Third quarter comparable store sales increase of 4.2%

•	Record third quarter operating margin of 20.2%

•	Entered into definitive agreement to purchase Bond Auto Parts

Springfield, MO, October 26, 2016 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its third quarter ended September 30, 2016, and announced it has entered into a definitive agreement to purchase Bond Auto Parts (“Bond”). The purchase is expected to be completed before the end of this year.

3rd Quarter Financial Results
Sales for the third quarter ended September 30, 2016, increased $141 million, or 7%, to $2.22 billion from $2.08 billion for the same period one year ago. Gross profit for the third quarter increased to $1.17 billion (or 52.7% of sales) from $1.09 billion (or 52.4% of sales) for the same period one year ago, representing an increase of 7%. Selling, general and administrative expenses (“SG&A”) for the third quarter increased to $722 million (or 32.5% of sales) from $674 million (or 32.4% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the third quarter increased to $448 million (or 20.2% of sales) from $415 million (or 20.0% of sales) for the same period one year ago, representing an increase of 8%.

Net income for the third quarter ended September 30, 2016, increased $12 million, or 5%, to $278 million (or 12.5% of sales) from $266 million (or 12.8% of sales) for the same period one year ago. Diluted earnings per common share for the third quarter increased 10% to $2.90 on 96 million shares versus $2.64 on 101 million shares for the same period one year ago.

O’Reilly’s President and CEO, Greg Henslee commented, “We are proud to report another very profitable quarter, highlighted by a record 20.2% operating margin and a comparable store sales increase of 4.2%, which was on top of our very strong 7.9% comparable store sales results from our third quarter last year. Team O’Reilly’s relentless focus on providing consistent, excellent customer service drove our top-line performance, and our unwavering commitment to profitable growth translated this growth into third quarter diluted earnings per share of $2.90, which exceeded the top end of our guidance for the quarter. As a reminder, our third quarter 2015 diluted earnings per share results of $2.64 included a larger than typical tax benefit of approximately $0.11 from the resolution of certain historical tax positions. I would like to take this opportunity to thank each of our over 74,000 Team Members for their continued hard work and dedication to providing unsurpassed levels of service to our customers and for their many contributions to our ongoing success.”

Mr. Henslee continued, “We are also very excited to announce we have entered into a definitive agreement to purchase substantially all of the assets of Bond Auto Parts, a privately held automotive parts supplier, which operates 48 stores in Vermont, New Hampshire, Massachusetts and New York. Over the past 60 years, the Bond family has built a very successful business based on a culture of providing excellent customer service, which makes their company a perfect fit with O’Reilly.

I would like to welcome the Bond team members to O’Reilly, and we look forward to the opportunities ahead of us as we continue our growth in the Northeast.”

Year-to-Date Financial Results
Sales for the first nine months of 2016 increased $476 million, or 8%, to $6.49 billion from $6.02 billion for the same period one year ago. Gross profit for the first nine months of 2016 increased to $3.39 billion (or 52.3% of sales) from $3.14 billion (or 52.1% of sales) for the same period one year ago, representing an increase of 8%. SG&A for the first nine months of 2016 increased to $2.10 billion (or 32.4% of sales) from $1.98 billion (or 33.0% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the first nine months of 2016 increased to $1.29 billion (or 19.9% of sales) from $1.15 billion (or 19.1% of sales) for the same period one year ago, representing an increase of 12%.

Net income for the first nine months of 2016 increased $79 million, or 11%, to $792 million (or 12.2% of sales) from $713 million (or 11.8% of sales) for the same period one year ago. Diluted earnings per common share for the first nine months of 2016 increased 17% to $8.14 on 97 million shares versus $6.98 on 102 million shares for the same period one year ago.

Mr. Henslee added, “During the third quarter, we opened 52 new stores, which brings our year-to-date store openings to 141 net, new stores across 35 different states, with a focus on our strong growth markets of Texas, Florida and the Northeast, and we are on pace to achieve our target of 210 net, new store openings in 2016. Additionally, I am pleased to announce that during the third quarter, we opened two stores in Rhode Island, which represents expansion into our 45th state. We plan to continue our profitable store growth in 2017, and we are establishing a target of 190 net, new store openings for next year, which is slightly below our typical new store target in light of the resources we will devote to converting the 48 Bond stores.”

Share Repurchase Program
During the third quarter ended September 30, 2016, the Company repurchased 0.4 million shares of its common stock, at an average price per share of $281.04, for a total investment of $103 million. During the first nine months of 2016, the Company repurchased 3.7 million shares of its common stock, at an average price per share of $261.32, for a total investment of $960 million. Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.3 million shares of its common stock, at an average price per share of $276.58, for a total investment of $71 million. The Company has repurchased a total of 55.2 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $115.76, for a total aggregate investment of $6.39 billion. As of the date of this release, the Company had approximately $613 million remaining under its current share repurchase authorization.

3rd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as the sales from Leap Day in the nine months ended September 30, 2016. Comparable store sales increased 4.2% for the third quarter ended September 30, 2016, on top of 7.9% for the same period one year ago. Comparable store sales increased 4.8% for the nine months ended September 30, 2016, on top of 7.4% for the same period one year ago.

4th Quarter and Updated Full-Year 2016 Guidance
The table below outlines the Company’s guidance for selected fourth quarter and updated full-year 2016 financial data and excludes potential impact from the definitive agreement to purchase Bond Auto Parts:

	For the Three Months Ending December 31, 2016	For the Year Ending December 31, 2016
Comparable store sales	3% to 5%	4% to 5%
Total revenue		$8.5 billion to $8.6 billion
Gross profit as a percentage of sales		52.4% to 52.6%
Operating income as a percentage of sales		19.5% to 19.9%
Diluted earnings per share (1)	$2.44 to $2.54	$10.58 to $10.68
Capital expenditures		$460 million to $490 million
Free cash flow (2)		$850 million to $900 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities, less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, October 27, 2016, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 43335016. A replay of the conference call will be available on the Company’s website through Thursday, October 26, 2017.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of September 30, 2016, the Company operated 4,712 stores in 45 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-

K for the year ended December 31, 2015, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2016	September 30, 2015	December 31, 2015
	(Unaudited)	(As Adjusted, Unaudited) (1)	(Note)
Assets
Current assets:
Cash and cash equivalents	$560,320	$276,916	$116,301
Accounts receivable, net	190,908	163,889	161,078
Amounts receivable from suppliers	96,615	76,861	72,609
Inventory	2,789,892	2,606,813	2,631,015
Other current assets (1)	32,029	31,474	29,023
Total current assets (1)	3,669,764	3,155,953	3,010,026

Property and equipment, at cost	4,720,225	4,275,349	4,372,250
Less: accumulated depreciation and amortization	1,661,541	1,470,199	1,510,694
Net property and equipment	3,058,684	2,805,150	2,861,556

Notes receivable, less current portion	—	14,265	13,219
Goodwill	757,251	757,093	757,142
Other assets, net (1)	36,641	35,420	34,741
Total assets (1)	$7,522,340	$6,767,881	$6,676,684

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,999,080	$2,626,126	$2,608,231
Self-insurance reserves	72,373	69,251	72,741
Accrued payroll	73,160	84,295	59,101
Accrued benefits and withholdings	67,298	65,010	72,203
Income taxes payable	—	17,574	1,444
Other current liabilities	253,517	234,211	232,678
Total current liabilities (1)	3,465,428	3,096,467	3,046,398

Long-term debt (1)	1,886,501	1,389,610	1,390,018
Deferred income taxes (1)	84,211	79,642	79,772
Other liabilities	185,437	200,076	199,182

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
94,727,595 as of September 30, 2016,
98,714,308 as of September 30, 2015, and
97,737,171 as of December 31, 2015	947	987	977
Additional paid-in capital	1,339,512	1,268,357	1,281,497
Retained earnings	560,304	732,742	678,840
Total shareholders’ equity	1,900,763	2,002,086	1,961,314

Total liabilities and shareholders’ equity (1)	$7,522,340	$6,767,881	$6,676,684
Note: The balance sheet at December 31, 2015, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(1)
Certain amounts as of September 30, 2015, have been reclassified to conform to current period presentation, due to the Company’s adoption of new accounting standards during the fourth quarter ended December 31, 2015. See Note 1 “Summary of Significant Accounting Policies” to the Consolidated Financial Statements of the annual report on Form 10-K for the year ended December 31, 2015.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Sales	$2,220,955	$2,080,201	$6,493,794	$6,017,622
Cost of goods sold, including warehouse and distribution expenses	1,050,929	990,947	3,099,010	2,882,618
Gross profit	1,170,026	1,089,254	3,394,784	3,135,004

Selling, general and administrative expenses	722,217	673,994	2,103,288	1,983,603
Operating income	447,809	415,260	1,291,496	1,151,401

Other income (expense):
Interest expense	(18,706)	(14,296)	(52,228)	(43,017)
Interest income	1,227	551	3,172	1,708
Other, net	1,563	(647)	3,821	648
Total other expense	(15,916)	(14,392)	(45,235)	(40,661)

Income before income taxes	431,893	400,868	1,246,261	1,110,740
Provision for income taxes	153,400	134,600	454,600	398,100
Net income	$278,493	$266,268	$791,661	$712,640

Earnings per share-basic:
Earnings per share	$2.93	$2.68	$8.25	$7.09
Weighted-average common shares outstanding – basic	94,891	99,270	95,994	100,468

Earnings per share-assuming dilution:
Earnings per share	$2.90	$2.64	$8.14	$6.98
Weighted-average common shares outstanding – assuming dilution	96,120	100,770	97,309	102,041

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2016	2015
Operating activities:
Net income	$791,661	$712,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	161,447	158,065
Amortization of debt discount and issuance costs	1,811	1,578
Excess tax benefit from share-based compensation	(46,034)	(50,759)
Deferred income taxes	4,439	(22,780)
Share-based compensation programs	14,371	16,656
Other	4,174	4,194
Changes in operating assets and liabilities:
Accounts receivable	(35,312)	(24,511)
Inventory	(158,877)	(52,024)
Accounts payable	390,849	208,959
Income taxes payable	39,636	85,428
Other	(147)	25,276
Net cash provided by operating activities	1,168,018	1,062,722

Investing activities:
Purchases of property and equipment	(356,234)	(296,474)
Proceeds from sale of property and equipment	2,489	2,197
Payments received on notes receivable	1,047	3,028
Net cash used in investing activities	(352,698)	(291,249)

Financing activities:
Proceeds from the issuance of long-term debt	499,160	—
Payment of debt issuance costs	(4,125)	—
Principal payments on capital leases	—	(25)
Repurchases of common stock	(959,789)	(849,202)
Excess tax benefit from share-based compensation	46,034	50,759
Net proceeds from issuance of common stock	47,419	53,351
Net cash used in financing activities	(371,301)	(745,117)

Net increase in cash and cash equivalents	444,019	26,356
Cash and cash equivalents at beginning of the period	116,301	250,560
Cash and cash equivalents at end of the period	$560,320	$276,916

Supplemental disclosures of cash flow information:
Income taxes paid	$416,901	$342,920
Interest paid, net of capitalized interest	59,547	51,003

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended September 30,
Adjusted Debt to EBITDAR:		2016	2015
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt (1)		$1,886,501	$1,389,610
Add:	Letters of credit	38,618	45,924
	Discount on senior notes	3,295	3,005
	Debt issuance costs	10,204	7,385
	Six-times rent expense	1,679,178	1,626,480
Adjusted debt		$3,617,796	$3,072,404

GAAP net income		$1,010,237	$894,318
Add:	Interest expense	66,340	57,096
	Provision for income taxes	585,650	506,528
	Depreciation and amortization	213,638	208,755
	Share-based compensation expense	19,614	22,327
	Rent expense	279,863	271,080
EBITDAR		$2,175,342	$1,960,104

Adjusted debt to EBITDAR		1.66	1.57

	September 30,
	2016	2015
Selected Balance Sheet Ratios:
Inventory turnover (2)	1.5	1.5
Average inventory per store (in thousands) (3)	$592	$576
Accounts payable to inventory (4)	107.5%	100.7%
Return on equity (5)	53.9%	44.0%
Return on assets (1)(6)	14.0%	13.4%

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Selected Financial Information (in thousands):
Capital expenditures	$135,818	$109,943	$356,234	$296,474
Free cash flow (7)	233,807	254,326	811,784	766,248
Depreciation and amortization	55,017	52,058	161,447	158,065
Interest expense	18,706	14,296	52,228	43,017
Rent expense	$70,838	$68,063	$210,679	$204,075

Store and Team Member Information:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2016	2015	2016	2015	2016	2015
Beginning store count	4,660	4,465	4,571	4,366	4,523	4,311
New stores opened	52	59	142	160	191	217
Stores closed	—	(1)	(1)	(3)	(2)	(5)
Ending store count	4,712	4,523	4,712	4,523	4,712	4,523

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2016	2015	2016	2015
Total employment	74,055	72,161
Square footage (in thousands)	34,274	32,779
Sales per weighted-average square foot (8)	$64.83	$63.47	$250.16	$241.38
Sales per weighted-average store (in thousands) (9)	$471	$460	$1,816	$1,748

(1)    Prior period amount has been reclassified to conform to current period presentation, due to the Company’s adoption of new accounting standards during the fourth quarter ended December 31, 2015. See Note 1 “Summary of Significant Accounting Policies” to the Consolidated Financial Statements of the annual report on Form 10-K for the year ended December 31, 2015.

(2)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(3) Calculated as inventory divided by store count at the end of the reported period.
(4) Calculated as accounts payable divided by inventory.
(5)    Calculated as net income for the last 12 months divided by average total shareholders’ equity. Average total shareholders’ equity is calculated as the average of total shareholders’ equity for the trailing four quarters used in determining the denominator.

(6)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7) Calculated as net cash provided by operating activities, less capital expenditures for the period.
(8)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(9)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.